UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2012

PATRIOT GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-32919	86-0947048
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3651 Lindell Road, Suite D165

Las Vegas, NV 89103

(Address of principal executive offices)

1-702-456-9565
(Registrant’s telephone number, including area code)

__________________
  (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Approval of 2012 Stock 2012 Plan

On July 9, 2012, the Board of Directors of Patriot Gold Corp. ("Patriot"), adopted the 2012 Stock Option Plan (the "2012 Plan") and accompanying Stock Option Agreement. The 2012 Plan provides for the authority to grant options to purchase 3,900,000 shares (subject to adjustment) of Patriot's common stock to officers, directors, consultants  and agents of Patriot and its subsidiaries.  Options granted to officers under the 2012 Plan may be incentive stock options or non-qualified stock options. Options granted to others under the 2012 Plan are limited to non-qualified stock options.

The 2012 Plan is administered by the Board of Directors or a committee designated by the Board of Directors. The Board of Directors currently has the authority to administer the 2012 Plan. Subject to the provisions of the 2012 Plan, the Board of Directors or the Committee has the authority to determine the directors, officers, consultants and advisors to whom options will be granted, the number of shares covered by each option, vesting rights and the terms and conditions of each option that is granted to them. However, the aggregate fair market value (determined at the time the option is granted) of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000. Options granted pursuant to the 2012 Plan are exercisable no later than ten years after the date of grant. The exercise price per share of common stock for options granted under the 2012 Plan shall be determined by the Board of Directors or the designated committee, except for incentive stock options granted to a holder of ten percent or more of Patriot's common stock, for whom the exercise price per share will not be less than 110% of the fair market value. No option can be granted under the 2012 Plan after July 9, 2022.

A copy of the 2012 Plan and a form of the stock option agreement that the Board of Directors approved on July 9, 2012, is filed with this report as an exhibit.

Section 5 – Corporate Governance and Management
Item 5.02 Election of Directors

On July 9, 2012, Patriot Gold Corp.'s Board of Directors appointed Mr. Karl J. Boltz as a member of the Board of Directors and the Vice President of Business Development.  Mr. Boltz has been appointed to serve as a Vice President and Director until our next annual meeting of stockholders or until his earlier resignation or removal. There was no arrangement or understanding between Mr. Boltz and any other person pursuant to which Mr. Boltz was selected as a director. There is no disclosure required by Item 404(a) of Regulation S-K

Set forth below is a brief description of the background and business experience of Mr. Karl Boltz over the past ten years.

Mr. Boltz served for nearly a decade as a Financial Advisor as a Series 7 and 63 Registered Representative with a focus on Mining & Commodity related equities for a number of Investment firms.

From January 2003 to February 2004, Mr. Boltz Served as first Project Administrator for Minefinders Corporation Ltd, (MFL.TO) acquired by Pan American Silver with emphasis on the Dolores mine project. Responsibilities included ejido and municipality relations, right of way for power lines, access road construction and improvements, water rights procurement, establishment of process to value and settle local private property rights (“procede”), planning for construction of new pueblos, management of property concessions and payments, and local/community relations.

Mr. Boltz co-founded EXMIN Resources Inc. (EXM.V) and from 2004 to 2009 served as its President, Chief Executive Officer and Director. EXMIN had numerous earn-in joint venture agreements established on its projects with, for example, Peñoles (Fresnillo, Plc.), Hochschild Mining, Plc., Quaterra Resources Inc, Canarc Resource Corp and Yale Resources Ltd. Mr. Boltz managed the operations, administration, financing, and investor relations, while participating in all aspects of its projects – from sampling/drilling/planning through development and production at the Moris Mine, followed by reclamation activities.  Other responsibilities included procurement of NI 43-101 reports on its Luz de Oro and Moris Mine projects. EXMIN was acquired by Dia Bras Exploration Inc. in September 2009.
From September 2009 to September 2011,  Mr. Boltz served as Vice-President, Corporate Development of Dia Bras Exploration Inc., a publicly-traded mineral exploration company (DIB TSXV).

From October 2011 to current, Mr. Karl J. Boltz has served as President of Bronco Gold and Silver Corporation, a privately owned exploration company.

Mr. Boltz holds a Bachelor of Science degree from the College of Engineering at Arizona State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patriot Gold Corp.
(Registrant)

By: /s/ Karl J. Boltz
Karl J. Boltz, Vice President

  Date:    July 20, 2012